Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan Investor Relations Advisors ph: 203.222.9013 fax: 203.222.9372	Mark L. Yoseloff, Ph.D., Chairman and CEO Richard Baldwin, Senior Vice President and CFO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER, INC. REPORTS FIRST QUARTER RESULTS

LAS VEGAS . . .Thursday, March 3, 2005 . . . Shuffle Master, Inc. (NASDAQ National Market: SHFL) today announced its operating results for the first quarter ended January 31, 2005.

First Quarter 2005

•	Diluted earnings per share from continuing operations increased 55% to $0.17

•	Revenue increased 63% to $25.4 million

•	Income from operations increased 45% to $9.7 million

•	EBITDA from continuing operations increased 62% to $12.4 million

First quarter accomplishments included:

•	On December 6, 2004, Shuffle Master announced that it had purchased two key patents from ENPAT, Inc., which relate to the use of RFID technology at gaming tables and throughout the casino. Under the terms of the agreement, Shuffle Master agreed to pay ENPAT $12.5 million in cash over a three year period.

•	On December 9, 2004, the Company announced that its Board of Directors approved a three-for-two common stock split. Shareholders of record as of January 3, 2005, received one additional share of Shuffle Master common stock for every two shares owned.

•	On January 20, 2005, Shuffle Master announced the formation of a wholly-owned subsidiary, Shuffle Up Production, Inc.™ to leverage its intellectual property. Shuffle Up’s business will include licensing Shuffle Master’s intellectual property and brands, as well as developing live tournament concepts, broadcast events, and merchandise. Content will largely be based on Shuffle Master’s popular game offerings.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “We are pleased with our first quarter results and believe that we are entering the remainder of fiscal 2005 with significant momentum. In addition to reaping the benefits of our 2004 acquisitions, we are continuing to strengthen our Utility and Entertainment Product categories by further diversifying our product offerings. To that end, our recent purchase of key gaming RFID patents will enhance our Intelligent Table solution, and the launch of Shuffle Up Productions will further leverage our intellectual property and add new opportunities to our Entertainment category.” Yoseloff concluded, “Shuffle Master is committed to expanding the reach of our products to casinos throughout the world while maintaining a strong balance sheet and significant cash flow generation. As we have demonstrated in the past, we will continue to deploy capital to our proven R&D efforts, acquisitions, and through timely share repurchases.”

Utility Products

Revenue from Utility Products totaled $13.4 million in the first quarter, an increase of 64% from $8.2 million in the comparable prior year quarter. Utility Products lease revenue increased 16% due to a greater number of shuffler units on lease, primarily the Deck Mate® and MD2™ shufflers. Utility Products sales and service revenue increased 126% as a result of the CARD acquisition in May 2004 and related sales of the one2six™ shuffler, as well as continued strong demand for the Deck Mate shuffler.

Entertainment Products

For the quarter, revenue from Entertainment Products increased 61% to $12.0 million versus $7.4 million in the same prior year period. Entertainment Products lease and royalty revenue increased 20% due to growth in our installed lease base of proprietary table games, primarily Four Card Poker™ and the games acquired from BET Technology, Inc. in February 2004. Entertainment Products sales and service revenue increased 155% as a result of increased lifetime license sales of Let It Ride® and Three Card Poker®.

Balance Sheet, Cash Flows & Capital Deployment

Cash, cash equivalents, and investments totaled $41.7 million at January 31, 2005, a decrease from $47.0 million at October 31, 2004. Net cash provided by operating activities totaled $5.4 million during the quarter compared to $2.2 million in the prior year quarter. Capital deployment initiatives during the first quarter totaled approximately $5.3 million in capital expenditures, including $3.5 million towards the purchase of the previously discussed ENPAT patents. Shuffle Master also repurchased 150,000 common shares during the quarter for approximately $4.4 million at an average price of $29.00 per share. As of January 31, 2005, the remaining share repurchase authorization under the Company’s stock repurchase program was $13.1 million.

Current Outlook

Consistent with our previous guidance, management is targeting year-over-year growth of 25%-30% in diluted earnings per share for both the second quarter and full fiscal year 2005, or a range of $0.17 - $0.19 and $0.77 - $0.79, respectively.

Beginning with our quarterly period that begins August 1, 2005, we will be required to expense the fair value of director and employee stock options and similar awards. We have not yet completed our evaluation of this new accounting treatment, and as a result, the guidance above does not include an estimate for stock option expense.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, intelligent table systems, and roulette chip sorters, to improve their profitability, productivity and security, and Entertainment Products, including proprietary table games and Table Master™ games to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; advances by competitors; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation or claims; tax matters, including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Notes, and to refinance its indebtedness, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; and various risk related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

Shuffle Master, Inc. will hold a conference call on March 3, 2005 at 2:00 PM Pacific time to discuss the results of operations for the first quarter ended January 31, 2005. The dial-in number for the call is (201) 689-8359; request “Shuffle Master’s First Quarter Fiscal 2005 Conference Call.” The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com. Immediately following the call and through March 10, 2005, a playback can be heard 24-hours a day by dialing (201) 612-7415; account number is 3055; conference I.D. number is 139287.

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SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended January 31,
	2005	2004
Revenue:
Utility products leases	$5,312	$4,597
Utility products sales and service	8,049	3,568
Entertainment products leases and royalties	6,148	5,139
Entertainment products sales and service	5,812	2,281
Other	49	24

Total revenue	25,370	15,609

Costs and expenses:
Cost of leases and royalties	2,347	1,702
Cost of sales and service	3,582	1,296
Selling, general and administrative	7,884	4,781
Research and development	1,869	1,160

Total costs and expenses	15,682	8,939

Income from operations	9,688	6,670
Other income (expense)	(335)	115

Income from continuing operations before tax	9,353	6,785
Provision for income taxes	3,274	2,375

Income from continuing operations	6,079	4,410
Discontinued operations, net of tax	43	1,444

Net income	$6,122	$5,854

Basic earnings per share:
Continuing operations	$0.17	$0.12
Discontinued operations	0.01	0.04

Net income	$0.18	$0.16

Diluted earnings per share:
Continuing operations	$0.17	$0.11
Discontinued operations	—	0.04

Net income	$0.17	$0.15

Weighted average shares outstanding:
Basic	34,930	37,199
Diluted	36,658	38,490

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	January 31,	October 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$15,045	$20,580
Investments	26,636	26,458
Accounts receivable, net	8,957	11,205
Investment in sales-type leases, net	6,190	4,739
Inventories	7,250	5,853
Prepaid income taxes	9,724	6,373
Deferred income taxes	2,434	2,195
Other current assets	1,056	851

Total current assets	77,292	78,254
Investment in sales-type leases, net	9,641	7,068
Products leased and held for lease, net	6,402	5,461
Property and equipment, net	3,460	3,507
Intangible assets, net	59,843	47,812
Goodwill, net	38,402	37,556
Other assets	8,565	5,634

Total assets	$203,605	$185,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,002	$3,304
Accrued liabilities	4,605	5,497
Customer deposits and unearned revenue	3,457	3,532
Note payable and current portion of long-term liabilities	3,209	250

Total current liabilities	15,273	12,583
Long-term liabilities, net of current portion	162,993	157,648
Deferred income taxes	435	332

Total liabilities	178,701	170,563

Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 151,875 shares authorized; 35,422 and 34,958 shares issued and outstanding	354	233
Additional paid-in capital	13,340	9,593
Deferred compensation	(2,974)	(1,765)
Retained earnings	6,820	698
Cumulative currency translation adjustment	7,364	5,970

Total shareholders’ equity	24,904	14,729

Total liabilities and shareholders’ equity	$203,605	$185,292

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited, in thousands)

	Three Months Ended January 31,
	2005	2004
Cash flows from operating activities:
Net income	$6,122	$5,854
Depreciation and amortization	2,776	1,605
Other operating activities	(3,464)	(5,250)

Net cash provided by operating activities	5,434	2,209

Cash flows from investing activities:
Net changes in investments	(178)	2,656
Payments for products leased and held for lease	(1,655)	(647)
Other capital expenditures	(3,616)	(448)
Proceeds from disposition of slot assets	—	8,447
Other	(3,217)	(1,047)

Net cash provided (used) by investing activities	(8,666)	8,961

Cash flows from financing activities:
Repurchases of common stock	(4,350)	—
Proceeds from issuances of common stock, net	3,425	1,441
Payments of long-term liabilities	(1,378)	—

Net cash provided (used) by financing activities	(2,303)	1,441

Net increase (decrease) in cash and cash equivalents	(5,535)	12,611
Cash and cash equivalents, beginning of period	20,580	2,674

Cash and cash equivalents, end of period	$15,045	$15,285

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands, except unit data)

UNIT DATA

	Three Months Ended January 31,
	2005	2004
Shufflers installed base (end of quarter)
Lease units	4,457	3,692

Sold units, inception-to-date:
Beginning of quarter	11,151	7,506
Sold during quarter	558	288
Less trade-ins and exchanges	(126)	(6)

End of quarter	11,583	7,788

Total installed base (a)	16,040	11,480

Table games installed base (end of quarter)
Royalty units	2,766	1,694

Sold units, inception-to-date:
Beginning of quarter	365	72
Sold during quarter	198	40

End of quarter	563	112

Total installed base (a)	3,329	1,806

FINANCIAL DATA

	Three Months Ended January 31,
	2005	2004
Reconciliation of income from continuing operations to EBITDA:

Income from continuing operations	$6,079	$4,410
Interest expense (income), net	120	(115)
Provision for income taxes	3,274	2,375
Depreciation and amortization	2,920	999

EBITDA from continuing operations (b)	$12,393	$7,669

(a)	Installed Base is the sum of product units under lease or license agreements and inception-to-date sold units. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.
(b)	EBITDA (defined as income from continuing operations before net interest, provision for income taxes, and depreciation and amortization) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.